FindWhat.com, Inc	Press Release

FindWhat.com Contact:	FindWhat.com Publicist
Karen Yagnesak	Ian Gertler – Symplegades Inc.
239-561-7229	631.680.0956
KarenY@FindWhat.com	Ian.Gertler@Symplegades.com

FindWhat.com Announces Delaware Reincorporation

FORT MYERS, FL – September 3, 2004 – FINDWHAT.COM, INC. (NASDAQ: FWHT), a leading developer and provider of performance-based marketing and commerce enabling services for online businesses, today announced that it has completed its reincorporation to Delaware.

The reincorporation became effective today through a merger of FindWhat.com into its wholly-owned subsidiary, FindWhat.com, Inc. As a result of the reincorporation, FindWhat.com’s name has changed to FindWhat.com, Inc. The reincorporation will not cause any change in the company’s headquarters or office locations, personnel, management, assets, liabilities or net worth. Certificates representing shares of the common stock of the Nevada corporation now automatically represent the same number of shares of the Delaware corporation. The CUSIP number assigned to the shares will not change and the shares will continue to trade on the Nasdaq National Market under the symbol FWHT.

About FindWhat.com®

FindWhat.com creates and offers proprietary performance-based marketing and commerce enabling services that help businesses of all sizes throughout the business cycle in reaching prospects, converting prospects to customers and then retaining those customers. Its marketing division creates online marketplaces where buyers are introduced to sellers at exactly the right moment, when they are searching for products and services on the Internet; this introduction is based on a bid-for-position, pay-per-click, keyword-targeted advertising service. FindWhat.com offers this service directly to advertisers through the FindWhat.com Network(TM) in the U.S., the Espotting Network in Europe and offers a private label version of this service to large companies and portals worldwide, including Lycos and Mitsui & Co., Ltd. FindWhat.com also operates a merchant services division which includes Miva®, a leading online platform of software and services for small to medium-sized enterprises (SMEs). With its easy-to-use, highly customizable and integrated browser-based point and click business creation software and a vast partner network, Miva is focused on helping to create and enhance online business and marketing services for SMEs. Additionally, FindWhat.com has a primary traffic division, currently offered through Comet Systems, a leading provider of connected desktop consumer software. More information on FindWhat.com is available on the Company’s website at http://www.FindWhat.com.

Forward Looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “plan,” “intend,” “believe” or “expect” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in FindWhat.com’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K for fiscal 2003 and the most recently filed quarterly report on Form 10-Q. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the Internet industry generally and, accordingly, FindWhat.com’s actual performance and results may vary from those stated herein, and FindWhat.com undertakes no obligation to update the information contained herein.

® Registered trademark of FindWhat.com, Inc.
™ Trademark of FindWhat.com, Inc.